Exhibit 99.1

CROWDGATHER, INC. ANNOUNCES FOURTH QUARTER
AND RECORD 2011 YEAR-END RESULTS

•	Revenues and Gross Profit increased 410% and 160% Respectively in FY 2011
•	Strategic Acquisitions of Forums Boost Audience and Revenue
•	Total Network Pageviews and Monthly Unique Visitors Double from July 2010
•	Pipeline of New Opportunities Drives Positive Outlook for FY2012
•	Annual Conference Call to Discuss Results at 2 PM PT Today

Woodland Hills, CA.  July 28, 2011 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced financial results for the fourth quarter and fiscal year ended April 30, 2011.

The Company reported revenues of $407,741 for the fourth quarter of fiscal 2011, an increase of 252% from the $115,630 reported for the fourth quarter of fiscal 2010.  For the fiscal year ended April 30, 2011, the Company reported revenues of $1,580,957, an increase of 410% from the $309,781 reported for fiscal 2010.  Gross profit for the fiscal year ended April 30, 2011 was $805,443 an increase of 160% from the $309,781 reported for fiscal 2010.

“2011 was a watershed year for us,” said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “During our fiscal year, we rapidly transitioned from being a fledging underfunded technology company into a significant publisher network comprised entirely of forums.”

Net loss for the 2011 fiscal year decreased to $2,812,228 or $.06 per share, versus a net loss of $3,429,694 or $.08 for the fiscal year ended April 30, 2010.

The improved fiscal 2011 financial results are the result of higher fiscal 2011 revenue and gross profit along with lower interest and other expenses, offset by higher operating expenses. The increase in revenue and gross profit was primarily attributable to increasing advertising revenue from the Company’s branded and hosted forum properties plus revenue generated from Adisn’s display and per-action advertising campaigns. Acquired in June 2010, Adisn did not impact the Company’s fiscal 2010 results, but contributed significantly during fiscal 2011.

The decline in interest and other expenses for fiscal 2011 is the result of the conversion of approximately $2.0 million of debt and interest into equity during the fourth quarter of fiscal 2010. The conversion resulted in a fiscal 2011 year-over-year decline in interest expense and debt amortization of $869,182.  Additionally, fiscal 2010 results included a loss on the settlement of the debt of $563,571 versus a gain on the settlement of the debt of $73,628 for fiscal 2011.

A $1,286,962 year-over-year increase in general and administrative expenses for fiscal 2011 mostly offset the higher gross profit and improved other expense results.  CrowdGather expects G&A to remain stable during fiscal 2012.

In an effort to continue expanding the Company’s reach and prominence as a leading network for forum members, owners and advertisers, CrowdGather completed a number of acquisitions during the fiscal year ended April 30, 2011.  Management is constantly evaluating new opportunities that could immediately contribute to revenue and help the Company reach profitability. During the past fiscal year and since April 30, 2011, CrowdGather has completed the following acquisitions:

June 2010	Adisn, Inc. – provided both an advertising platform and ad server technology that we anticipate leveraging to optimize vertical delivery of ads throughout all of our forum properties.

July 2010	Lefora Websites – remotely hosted forum platform that allows users to create a modern looking forum for free.

March 2011	DigiShopTalk.com – one of the largest (non-store / product sales related) digital scrapbooking sites on the internet.

April 2011	Forumer.com – free forum hosting company which serves 35 million monthly page views across 200,000 active forums.

April 2011	Pocketables.net –community provides relevant news, reviews and commentary about ultra mobile computers, internet devices and other handheld technology.

May 2011	PbNation.com –one of the world’s largest online paintball communities.

June 2011	Writers.net –acquired the domain name, website and other assets related to this community, a directory of writers, editors, publishers and literary agents.

The acquisition of Adisn was significant as its ad server technology should enable the efficient delivery of vertically targeted ads to all of the Company’s forum properties.  This technology will help generate key analytics and tracking measures, and will enhance ad revenue by enabling higher value advertising campaigns.   This technology is expected to go live by the end of January, 2012.

“In 2011, we subsidized our working capital deficit through a few non-core revenue opportunities.  Part of these non-core revenue streams were opportunistic such as performing services for hire, or Adisn’s pay-per-action campaigns where we purchased advertising inventory speculatively in the hopes of generating a sufficient volume of actions in order to generate positive margin,” Sabnani continued. “We have learned a great deal from this experience, and subsequent to our financing round in February, we have streamlined our efforts into pursuing revenue primarily from our forum network and Adisn’s display ad server technology.  As a result of this transition, we may experience a flatter revenue ramp in the near-term, but expect a much higher margin to contribute to overhead and work towards break-even. We currently have adequate cash available for additional acquisitions and day-to-day operations.  We continue to source and identify acquisition opportunities that the Company believes can immediately contribute to revenue and gross profit.”

In March 2011, the Company raised over $7.85 million as part of its strategy to continue expanding its forum footprint by acquiring valuable properties, while also maintaining the appropriate resources to conduct operations.  Management believes it has sufficient working capital to maintain operations and conduct further acquisitions to reach break-even without additional financing.  CrowdGather ended fiscal 2011 with approximately $6.7 million of cash and as of July 28, 2011 had a cash balance of approximately $4.5 million, net of recent acquisitions.

During April 2011, the Company reached over 140 million monthly page views across all properties compared to 78 million monthly page views during April 2010, and had 15 million monthly unique visitors compared to 7 million monthly uniques a year earlier.   As of April 30, 2011, approximately 15.5 million users have registered on Company network sites, with 24.8 million total discussions and over 262 million individual replies. Based upon current statistics from Google analytics, CrowdGather’s network of forums is currently generating approximately 150 to 155 million monthly page views and 15 to 17 million monthly unique visitors. Additionally, approximately 16 million users have registered on CrowdGather Network sites to date with 28 million total discussions comprising over 350 million individual replies.

As of today, the Company anticipates generating baseline fiscal 2012 advertising revenue of at least $1.9 million driven by current monthly page views and unique visitors. Although the Company believes it has  a strong pipeline of potential acquisition candidates for fiscal 2012, revenue guidance is exclusive of any potential acquisition contribution.  The Company anticipates using the majority of its current cash reserves for acquisitions and anticipates additional leverage of approximately $2 to $3 million in equity to allocate towards acquisitions depending on the share price at the time a transaction is consummated.  Based upon the anticipated timing for these acquisitions, the Company believes that their contribution could drive a steeper increase in revenues towards the third and fourth fiscal quarters of 2012.  Additional factors that could contribute to better than anticipated revenue include the successful integration of the Adisn ad server with the Company’s hosted forums or the successful social media launch of a product in partnership with Human Pheromone Sciences.

For an additional overview of the Company and other details, please join us for our financial results conference call on Thursday, July 28, 2011 at 2:00 PT.  The live call-in information is: 1-877-941-4775, passcode 4460195 and the replay, which will be available until 11:59pm on August 4, 2011, can be reached by dialing 1-800-406-7325, passcode 4460195#.

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

CROWDGATHER, INC.
 CONSOLIDATED BALANCE SHEETS

	April 30, 2011	April 30, 2010
ASSETS
Current assets
Cash	$6,667,901	$589,408
Accounts receivable	243,917	-
Advance to employee	-	25,615
Prepaid expenses and deposits	49,729	17,224

Total current assets	6,961,547	632,247

Property and equipment, net of accumulated depreciation of $140,804 and $62,849, respectively	172,751	82,721

Intangible assets, net of accumulated amortization of $30,940 and $0, respectively	5,811,707	1,980,663
Goodwill	4,360,176	-

Total assets	$17,306,181	$2,695,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$82,805	$103,193
Accrued vacation	13,111	40,633
Other accrued liabilities	64,035	63,871

Total current liabilities	159,951	207,697

Stockholders’ equity
Preferred Series A stock, $0.001 par value, 25,000,000 shares authorized,-0- shares issued and outstanding	-	-
Common stock, $0.001 par value, 975,000,000 shares authorized, 57,089,408 and 39,822,748 issued and outstanding, respectively	57,089	39,823
Common stock obligation	3,784,322	-
Additional paid-in capital	22,432,597	8,763,661
Accumulated deficit	(9,127,778)	(6,315,550)

Total stockholders’ equity	17,146,230	2,487,934

Total liabilities and stockholders’ equity	$17,306,181	$2,695,631

CROWDGATHER, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED APRIL 30, 2011 AND 2010

	2011	2010

Revenue	$1,580,957	$309,781

Cost of revenue	775,514	-

Gross profit	805,443	309,781

Operating expenses
Payroll and related expenses	881,857	783,636
General and administrative	2,806,827	1,519,865
Total operating expenses	3,688,684	2,303,501

Loss from operations	(2,883,241)	(1,993,720)

Other income (expense):
Interest income	2,590	1,984
Interest expense	(4,405)	(146,230)
Interest expense, debt discount amortization	-	(727,357)
Gain (loss) on extinguishment of debt	73,628	(563,571)
Other income (expense), net	71,813	(1,435,174)

Net loss before provision for income taxes	(2,811,428)	(3,428,894)

Provision for income taxes	800	800

Net loss	$(2,812,228)	$(3,429,694)

Weighted average shares outstanding- basic and diluted	44,904,994	41,190,817

Net loss per share – basic and diluted	$(0.06)	$(0.08)

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For additional information, please contact:

Investor Contact:	Sanjay Sabnani
Phone: 818-435-2472 x 101
Email: sanjay@crowdgather.com

Media Contact:	Stacy Dimakakos
Phone: 917-981-5501
Email: stacy@publicworldwide.com